ALFRED AYENSU-GHARTEY

Vice President and

Associate General Counsel

(212) 314-2777

Alfred Ayensu-Ghartey@equitable.com

LAW DEPARTMENT

April 23, 2026

Equitable Financial Life Insurance Company

1345 Avenue of the Americas

New York, NY 10105

Dear Sirs:

This opinion is furnished in connection with the filing by Equitable Financial Life Insurance Company (“Equitable Financial”) and Separate Account 301 (“Separate Account 301”) of the Form N-4 Registration Statement of Equitable Financial and Separate Account 301 under the Securities Act of 1933 (File No. 2-74667) and of the Registration Statement of Separate Account 301 under the Investment Company Act of 1940 (“1940 Act”) included in the same Form N-4. The Registration Statement covers an indefinite number of units of interest (“Units”) in Separate Account 301.

The Units are purchased with contributions received under individual annuity contracts and certificates Equitable Financial offers under a group annuity contract (collectively, the “Certificates”). As described in the prospectus included in the Form N-4 Registration Statement, the Certificates are designed to provide for retirement income benefits.

I have examined such corporate records of Equitable Financial and provisions of the New York Insurance Law as are relevant to authorization and issuance of the Certificates and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1. Equitable Financial is a corporation duly organized and validly existing under the laws of the State of New York.

2. Separate Account 301 was duly established pursuant to the provisions of New York Insurance Law.

3. The assets of Separate Account 301 are owned by Equitable Financial; Equitable Financial is not a trustee with respect thereto. Under New York law, the income, gains and losses, whether or not realized, from assets allocated to Separate Account 301 must be credited to or charged against such account, without regard to the other income, gains or losses of Equitable Financial.

4. The Certificates provide that the portion of the assets of Separate Account 301 equal to the reserves and other contract liabilities with respect to Separate Account 301 shall not be chargeable with liabilities arising out of any other business Equitable Financial may conduct and that Equitable Financial reserves the right to transfer assets of Separate Account 301 in excess of such reserves and contract liabilities to the general account of Equitable Financial.

5. The Certificates (including any Units credited thereunder) have been duly authorized and when issued in accordance with applicable regulatory approvals represent validly issued and binding obligations of Equitable Financial.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Alfred Ayensu-Ghartey
Alfred Ayensu-Ghartey